UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 29, 2014

PhotoMedex, Inc.
(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-619-3600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

PhotoMedex, Inc. was served on Tuesday, July 29, 2014 with an application to certify a class action, filed in Israel District Court for Tel Aviv against the Company and its two top executives, Dolev Rafaeli, Chief Executive Officer, and Dennis M. McGrath, President and Chief Financial Officer.  Under Israeli procedures, an application is filed with the Court, the Company has 90 days to submit its response, and then the Court reviews the application and the response and determines whether to certify the application as a class action.  The application, served by a shareholder of the Company, alleges various violations of the Israeli Securities Law 5728-1968, including that the Company and its officers made false and/or misleading statements or failed to disclose material facts in its public reports concerning the Company’s business, and therefore influenced the Company's share price.  The plaintiff seeks class action status to include all purchasers of the Company’s stock between May 3, 2012 and November 6, 2013, specifying an amount in monetary damages of 145 Million New Israeli Shekels or $42,050,000.  The plaintiff also seeks pre-and post-judgment interest and attorneys’ fees and other costs.  The Company and its officers are already parties to a lawsuit containing similar allegations filed in the United States District Court for the Eastern District of Pennsylvania on December 20, 2013, and intend to vigorously defend themselves against both actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.
Date: July 30, 2014	By: /s/ Dennis M. McGrath
Dennis M. McGrath President & Chief Financial Officer